SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.






                                FORM U5S


                              ANNUAL REPORT
              For the Fiscal Year Ended September 30, 1995






                          Filed Pursuant to the

                Public Utility Holding Company Act of 1935
                                   by


                        National Fuel Gas Company
                 10 Lafayette Square, Buffalo, N.Y. 14203






<PAGE 2>



                        NATIONAL FUEL GAS COMPANY

                         FORM U5S - ANNUAL REPORT

              For the Fiscal Year Ended September 30, 1995



                            TABLE OF CONTENTS


                                                                          Page

ITEM  1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
          SEPTEMBER 30, 1995                                                3

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS                           7

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
          SYSTEM SECURITIES                                                 7

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
          SECURITIES                                                        8

ITEM  5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES                  9

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I.  Names, principal business address and
                     positions held as of September 30, 1995               11
          Part  II.  Financial connections as of September 30, 1995        13
          Part III.  Compensation and other related information            13

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS                               17

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I.  Intercompany sales and services
                     (1)  Salaries of officers of the Registrant           18
                     (2)  Services rendered by Statutory Subsidiaries      19
                     (3)  Services rendered by Registrant                  26
          Part  II.  Contracts to purchase services or goods
                     between any System company and any affiliate          27
          Part III.  Employment of any person by any System
                     company for the performance on a continuing
                     basis of management services                          27

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES               27

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
          Financial Statements (Index)                                     28
          Exhibits                                                         43

SIGNATURE                                                                  48


<PAGE 3>




ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1995

                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------
Registrant:                                             (Thousands of Dollars)
National Fuel Gas Company
(Parent, Company or Registrant)       -             -          -          -

Statutory Subsidiaries:
 National Fuel Gas Distribution
  Corporation (Distribution
  Corporation) (Note 1)              2,000         100%    $385,773   $385,773
    Unsecured Debt (Note 10)          -             -      $379,100   $379,100

 National Fuel Gas Supply
  Corporation (Supply
  Corporation) (Note 2)          1,013,802         100%    $206,918   $206,918
    Unsecured Debt (Note 10)          -             -      $228,965   $228,965

 Seneca Resources Corporation
  (Seneca Resources) (Note 3)      100,000         100%    $115,226   $115,226
    Unsecured Debt (Note 10)          -             -      $173,700   $173,700
    Empire Exploration Company,
     Empire 1983 Drilling
     Program and Empire 1983
     Joint Venture (Note 11)           N/A         N/A     $    970   $    970

 Highland Land & Minerals, Inc.
  (Highland) (Note 4)                4,500         100%    $  4,887   $  4,887

 Utility Constructors, Inc.
  (UCI) (Note 5)                     1,000         100%    $  4,134   $  4,134

 Data-Track Account Services,
  Inc. (Data-Track) (Note 6)         1,000         100%    $    612   $    612

 Leidy Hub, Inc. (Leidy Hub)
  (Note 7)                           4,000         100%    $    225   $    225
    Unsecured Debt (Note 10)          -             -      $    200   $    200
    Ellisburg-Leidy Northeast
     Hub Company (Note 12)             N/A          50%    $    302   $    111

 National Fuel Resources, Inc.
 (NFR) (Note 8)                     10,000         100%    $  7,251   $  7,251

 Horizon Energy Development, Inc.
  (Horizon) (Note 9)                   500         100%    $    838   $    838
    Sceptre Power Company (Note 13)    N/A         100%    $    869   $    869


<PAGE 4>


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1995 (Continued)

Notes:
 (1) Distribution Corporation is a public utility that sells natural gas and provides gas transportation service in western New York and northwestern Pennsylvania.

 (2) Supply Corporation is engaged in the transportation and storage of natural gas for affiliated and nonaffiliated companies.

 (3) Seneca Resources is engaged in the exploration for, and the development and purchase of, natural gas and oil reserves in the Gulf Coast of Texas and Louisiana, in California, and in the Appalachian region of the United States. In addition, Seneca Resources is engaged in the marketing of timber from its Pennsylvania land holdings.

 (4)    Highland operates a sawmill and kiln in Kane, Pennsylvania.

 (5) UCI discontinued its operations (primarily pipeline construction) in 1995 and its affairs are being wound down.

 (6) Data-Track provides collection services (principally issuing collection notices) for the subsidiaries of the Company, particularly Distribution Corporation.

 (7) Leidy Hub is engaged in providing various natural gas hub services to customers in the northeastern, mid-Atlantic, Chicago and Los Angeles areas of the United States and Ontario, Canada, through (i) Leidy Hub's 50% ownership of Ellisburg-Leidy Northeast Hub Company and (ii) Leidy Hub's 14.5% ownership of Enerchange, L.L.C. (Enerchange) (consummated in October 1995 - see Note 12).

 (8) NFR is engaged in the marketing and brokerage of natural gas and the performance of energy management services for utilities and end-users located in the northeastern United States.

 (9) Horizon was incorporated in the State of New York on June 6, 1995 and was initially capitalized by the Registrant on September 15, 1995. Horizon was formed to engage in foreign and domestic energy projects through investment as a sole or partial owner in various business entities including Sceptre Power Company (see Note 13).

(10)    Unsecured debt is presented on page 6.

(11) In December 1983, Empire Exploration, Inc. (which was subsequently merged into Seneca Resources) established a drilling fund through a series of limited partnerships in which it acts as general partner (See File No. 70-6909). Empire Exploration, Inc.'s aggregate investment in all three limited partnerships amounted to $970,150.

<PAGE 5>


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1995 (Continued)

(12) Leidy Hub and Hub Services, Inc. (a wholly-owned subsidiary of Natural Gas Clearinghouse) entered into a Partnership Agreement on September 1, 1994 to form Ellisburg-Leidy Northeast Hub Company (the Partnership). Leidy Hub and Hub Services, Inc. each had a 50% interest in the Partnership. In June 1995, Hub Services, Inc. assigned its interest in the Partnership to Enerchange, L.L.C.

        In  October 1995, Leidy Hub acquired a 14.5%  ownership   interest  in
        Enerchange. This investment effectively gave Leidy Hub (i) a somewhat larger portion of the profits or losses of Ellisburg-Leidy Northeast Hub Company, (ii) a portion of the profits or losses of natural gas hubs in Chicago and Los Angeles, (iii) 14.5% of Enerchange's profits or losses in buying and selling gas at all three hubs, and (iv) 14.5% of Enerchange's profits or losses as a 50% owner of Quick Trade, L.L.C., which is developing an on-line computer service on which subscribers will buy and sell gas at hubs and obtain related services.

(13) Horizon became one of the partners in Sceptre Power Company, a California general partnership, on September 15, 1995. (See Exhibit
        (13)iii.)


<PAGE 6>


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1995 (Concluded)

Note (10) Unsecured Debt
                                                 Principal   Issuer    Owner's
Name of Company                                   Amount      Book      Book
   (Issuer)      Security Owned by Registrant      Owed      Value      Value
---------------  ----------------------------    ---------   ------    -------
                                                     (Thousands of Dollars)
Distribution
 Corporation     Intercompany Notes:
                   9.03% Due December 18, 1995   $  8,000   $  8,000  $  8,000
                   9.00% Due December 18, 1995      9,000      9,000     9,000
                   9.03% Due December 20, 1995     13,000     13,000    13,000
                   6.54% Due November 5, 1997       7,000      7,000     7,000
                   6.71% Due February 4, 2000      50,000     50,000    50,000
                   7.99% Due February 1, 2004     100,000    100,000   100,000
                   7.46% Due March 30, 2023        49,000     49,000    49,000
                   8.55% Due July 15, 2024         20,000     20,000    20,000
                   7.50% Due June 13, 2025         50,000     50,000    50,000
                   5.9026% System Money Pool*      73,100     73,100    73,100
                                                 --------   --------  --------
                                                  379,100    379,100   379,100
                                                 --------   --------  --------
Supply
 Corporation     Intercompany Notes:
                   9.03% Due December 18, 1995     17,500     17,500    17,500
                   9.00% Due December 18, 1995     11,000     11,000    11,000
                   6.54% Due November 5, 1997      25,000     25,000    25,000
                   7.37% Due July 14, 1999         50,000     50,000    50,000
                   7.99% Due February 1, 2004      25,000     25,000    25,000
                   8.44% Due November 10, 2012     50,965     50,965    50,965
                   8.55% Due July 15, 2024         30,000     30,000    30,000
                   5.9026% System Money Pool*      19,500     19,500    19,500
                                                 --------   --------  --------
                                                  228,965    228,965   228,965
                                                 --------   --------  --------

Seneca
 Resources       Intercompany Notes:
                   4.66% Due September 9, 1996     30,000     30,000    30,000
                   6.54% Due November 5, 1997      18,000     18,000    18,000
                   6.22% Due July 2, 1998          50,000     50,000    50,000
                   5.9026% System Money Pool*      75,700     75,700    75,700
                                                 --------   --------  --------
                                                  173,700    173,700   173,700
                                                 --------   --------  --------

Leidy Hub          5.9026% System Money Pool*         200        200       200
                                                 --------   --------  --------

                                                 $781,965   $781,965  $781,965
                                                 ========   ========  ========



* Interest rate represents weighted average of all short-term securities outstanding at September 30, 1995, pursuant to System money pool arrangement, S.E.C. File No. 70-8297 (Release Nos. 25964, 26076 and 26196).


<PAGE 7>


ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

         None during fiscal year ended September 30, 1995.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

         None during fiscal year ended September 30, 1995.


<PAGE 8>


ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES FISCAL YEAR ENDED SEPTEMBER 30, 1995

                                      Name of Company         Number of Shares or
                                    Acquiring, Redeeming        Principal Amount                       Commission
                                                          ----------------------------
Name of Issuer and Title of Issue  or Retiring Securities Acquired  Redeemed   Retired Consideration  Authorization
---------------------------------  ---------------------- --------  --------   ---------------------  -------------
                                                                    (Thousands of Dollars)
                                                          ------------------------------------------
Registered Holding Company:

  Registrant:
    6.07% Note due May 1, 1995           Registrant                            $55,000    $ 55,000   Rule 42

    6.10% Note due May 1, 1995           Registrant                             20,000      20,000   Rule 42

    9.32% Note due June 8, 1995          Registrant                             20,000      20,000   Rule 42

    6.10% Note due June 23, 1995         Registrant                              1,000       1,000   Rule 42


    Distribution Corporation:
     7.50% Note maturing
      June 13, 2025                      Registrant       $50,000                           50,000   File No. 70-8541

    Seneca Resources:
     6.22% Note maturing
      July 2, 1998                       Registrant        50,000                           50,000   File No. 70-8541
                                                                                          --------

Subsidiaries of Registered
 Holding Company

  Distribution Corporation:
   6.21% Note Due May 1, 1995        Distribution Corp.                         23,000     $23,000   Rule 42

   6.24% Note due May 1, 1995        Distribution Corp.                         20,000      20,000   Rule 42

   9.45% Note due June 8, 1995       Distribution Corp.                         20,000      20,000   Rule 42

   6.23% Note due June 23, 1995      Distribution Corp.                          1,000       1,000   Rule 42

  Seneca Resources:
   6.21% Note due May 1, 1995         Seneca Resources                           32,000    $32,000   Rule 42


<PAGE 9>


ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

                             Number of                              Aggregate
1.  Name of Owner             Persons      Business of Persons      Investment
    -------------            ---------     -------------------      ----------

 Distribution Corporation       Two        Municipalities and         $1,088
                                           Civic Organizations

 Supply Corporation             One        Purchase of natural        $   81
                                           gas and other
                                           petroleum products


                        Name and
                        Business            Description            Owner's
2.  Name of Owner       of Issuer          of Securities          Book Value
    -------------       ---------          -------------          ----------

 Leidy Hub            Metscan, Inc.      400,000 shares              $0*
                      A developer of     of common stock
                      an electronic
                      gas meter
                      reading device
                                          56,500 shares of           $0*
                                          preferred A stock

                                          29,167 shares of           $0*
                                          preferred B stock



* Metscan, Inc. ceased operations and liquidated during 1995. Accordingly, Leidy Hub wrote its investment down to zero in 1995.



<PAGE 10>





















                    THIS PAGE LEFT BLANK INTENTIONALLY


<PAGE 11>



ITEM 6.  OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of September 30, 1995

                                        Names of System Companies with Which Connected
                                        --------------------------------------------------------------
                                                          National Fuel    National Fuel    Seneca
                                                         Gas Distribution   Gas Supply    Resources
                                           Registrant         Corp.            Corp.         Corp.
                                        --------------------------------------------------------------
B. J. Kennedy          Buffalo, NY (1) |  D,COB,CEO,P,s |       D, COB, s |   D, COB, s |           s |
-------------------------------------------------------------------------------------------------------
B. S. Lee          Des Plaines, IL (2) |          D, df |               - |           - |           - |
-------------------------------------------------------------------------------------------------------
J. M. Brown            Buffalo, NY (1) |          D, df |               - |           - |           - |
-------------------------------------------------------------------------------------------------------
D. N. Campbell       Cambridge, MA (3) |          D, df |               - |           - |           - |
-------------------------------------------------------------------------------------------------------
L. F. Kahl       Niagara Falls, NY (4) |          D, df |               - |           - |           - |
-------------------------------------------------------------------------------------------------------
L. Rochwarger          Buffalo, NY (5) |          D, df |               - |           - |           - |
-------------------------------------------------------------------------------------------------------
G. H. Schofield        Buffalo, NY (1) |          D, df |               - |           - |           - |
-------------------------------------------------------------------------------------------------------
E. T. Mann             Buffalo, NY (1) |          D, df |               - |           - |           - |
-------------------------------------------------------------------------------------------------------
R. T. Brady            Buffalo, NY (1)            D, df                 -             -             -
-------------------------------------------------------------------------------------------------------
P. C. Ackerman         Buffalo, NY (1) |      D, SVP, s |    D, EVP(8), s |      EVP ,s |     D, P, s |
-------------------------------------------------------------------------------------------------------
J. A. Beck             Houston, TX (6) |              - |               - |           - |      EVP, s |
-------------------------------------------------------------------------------------------------------
R. P. Borneman         Buffalo, NY (1) |              - |           VP ,s |           s |           s |
-------------------------------------------------------------------------------------------------------
D. A. Brown            Houston, TX (6)                -                 -             -       VP, s
-------------------------------------------------------------------------------------------------------
A. M. Cellino          Buffalo, NY (1) |       AS, s(9) |           VP, s |           - |           - |
-------------------------------------------------------------------------------------------------------
W. E. DeForest         Buffalo, NY (1) |              - |       SVP, D, s |           s |           s |
-------------------------------------------------------------------------------------------------------
R. M. DiValerio        Buffalo, NY (1) |       S, s(10) |               - | D,S,GC,s(11)|           - |
-------------------------------------------------------------------------------------------------------
C. H. Friedrich        Houston, TX (6) |              - |               - |           - |        T, s |
-------------------------------------------------------------------------------------------------------
B. H. Hale             Buffalo, NY (1) |              s |       D, SVP, s |           - |           - |
-------------------------------------------------------------------------------------------------------
R. Hare                Buffalo, NY (1) |              - |               - |     D, P, s |           - |
-------------------------------------------------------------------------------------------------------
W. J. Hill             Buffalo, NY (1) |          D(12) |   D, P, (13), s |           - |           - |
-------------------------------------------------------------------------------------------------------
R. J. Kreppel          Buffalo, NY (1) |              - |               - |           - |           - |
------------------------------------------------------------------------------------------------------
J. F. McKnight         Houston, TX (6) |              - |               - |           - |       VP, s |
-------------------------------------------------------------------------------------------------------
J. P. Pawlowski        Buffalo, NY (1) |           T, s |    D, SVP, T, s |  T, (14), s |           s |
------------------------------------------------------------------------------------------------------
W. M. Petmecky         Houston, TX (6)                - |               - |           - |   SVP, S, s |
-------------------------------------------------------------------------------------------------------
J. R. Pustulka         Buffalo, NY (1) |              - |               - |       VP, s |           - |
-------------------------------------------------------------------------------------------------------
J. D. Ramsdell         Buffalo, NY (1) |              - |           VP, s |           - |           - |
-------------------------------------------------------------------------------------------------------
W. A. Ross             Buffalo, NY (1) |              - |               - |    D, VP, s |           - |
-------------------------------------------------------------------------------------------------------
D. J. Seeley           Buffalo, NY (1) |              - |               s |   D, SVP, s |           - |
-------------------------------------------------------------------------------------------------------
D. F. Smith            Buffalo, NY (1) |              - |    SVP, D, S, s |           s |        D, s |
-------------------------------------------------------------------------------------------------------
R. J. Tanski           Buffalo, NY (1) |              - |       VP, GC, s |           - |           - |
-------------------------------------------------------------------------------------------------------
P. A. Turek            Erie, PA    (7) |              - |               - |    D, VP, s |           - |
------------------------------------------------------------------------------------------------------
E. E. Wassell          Houston, TX (6)                - |               - |           - |       VP, s |
-------------------------------------------------------------------------------------------------------
G. T. Wehrlin          Buffalo, NY (1) |           C, s |    SVP, D, C, s |           s |     D, C, s |
-------------------------------------------------------------------------------------------------------
R. W. Wilcox           Buffalo, NY (1) |              - |           VP, s |           s |           s |
-------------------------------------------------------------------------------------------------------
R. J. Wright           Buffalo, NY (1) |              - |           VP, s |           s |           s |
-------------------------------------------------------------------------------------------------------

                                    Position Symbol Key
            --------------------------------------------------------------------
            COB - Chairman of the Board of Directors    df - Director's Fees
            CEO - Chief Executive Officer                S - Secretary
              P - President                             AS - Assistant Secretary
            EVP - Executive Vice President               C - Controller
            SVP - Senior Vice President                  D - Director
             VP - Vice President                         s - Salary
             GC - General Counsel                        T - Treasurer
Notes
 (1) National Fuel Gas Company, 10 Lafayette Square, Buffalo, New York 14203
 (2) Institute of Gas Technology, 1700 So. Mt. Prospect Road, DesPlaines, IL 60018-1804
 (3) Bolt,  Beranek & Newman, 10 Molton Street,  Cambridge, MA 02138
 (4) The Carborundum Company,  1625 Buffalo Avenue,  Niagara Falls, NY 14303
 (5) Rockmont Corporation,  135 Delaware Avenue,  Buffalo, New York 14202
 (6) Seneca Resources Corp., 333 Clay Street, Houston, Texas 77002 through January 31, 1996, then 1201 Louisiana Street, Suite 400, Houston, Texas 77002
 (7) National Fuel Gas, 1100 State Street, Erie, Pennsylvania  16512
 (8) Mr. Ackerman was elected President effective 10/1/95.
 (9) Ms. Cellino was elected Secretary effective 10/1/95.
(10) and (11)  Mr. DiValerio retired effective 10/1/95.
(12) Mr. Hill was elected Director effective 9/30/95.
(13) Mr. Hill retired from National Fuel Gas Distribution Corporation effective 10/1/95.
(14) Mr. Pawlowski was elected Secretary effective 10/1/95.


<PAGE 12>






-----------------------------------------------------------------------------------------------------
   Highland       Utility        Data-Track                                        Horizon
    Land &      Constructors      Account       National Fuel    Leidy-Hub,        Energy
 Minerals, Inc.     Inc.       Services, Inc.  Resources, Inc.      Inc.      Development, Inc.
-----------------------------------------------------------------------------------------------------
             s |      COB, s |              s |             s |            D |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
       D, P, s |     D, P, s |           D, P |             - |            - |            D, P
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             s |      D, P, s |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |              VP
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |       D, P, s |            - |               -
-----------------------------------------------------------------------------------------------------
       S, T, s |        T, s |           T, s |             s |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
          D, s |     D, S, s |        D, S, s |          D, s |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |          S, T |            - |               -
-----------------------------------------------------------------------------------------------------
             - |           - |              - |             - |            - |               -
-----------------------------------------------------------------------------------------------------
          D, s |        D, s |           D, s |          D, s |   D, S, T, s |            S, T
-----------------------------------------------------------------------------------------------------
             s |           s |              s |             s |            - |               -
-----------------------------------------------------------------------------------------------------
             s |           s |              s |             s |            - |               -
-----------------------------------------------------------------------------------------------------



<PAGE 13>


Item 6.  OFFICERS AND DIRECTORS (Continued)

Part II.  Financial connections as of September 30, 1995:

                                                 Position Held     Applicable
Name of Officer        Name and Location of      in Financial      Exemption
  or Director          Financial Institution      Institution         Rule
---------------        ---------------------     -------------     ----------

R. T. Brady           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      First Empire State
                       Corporation,
                       Buffalo, New York           Director          70 (a)

D. N. Campbell        Manufacturers & Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      First Empire State
                       Corporation,
                       Buffalo, New York           Director          70 (a)

B. J. Kennedy         Marine Midland Bank
                       Buffalo, New York           Director          70 (a)

Part III.  Compensation and other related information:

(A) Compensation of Directors and Executive Officers:

         The information required by this item appears under "Directors' Compensation," and "Executive Compensation," on pages 6 to 7 and pages 8 to 21, respectively, of National Fuel Gas Company Proxy Statement, dated January 5, 1996, included as exhibit A (3) to this Form U5S and is incorporated herein by reference.

(B) Interest of executive officers and directors in securities of System Companies including options or other rights to acquire securities:

         The information required by this item appears under "Security Ownership of Certain Beneficial Owners and Management," on pages 7 to 8 of the National
Fuel Gas Company Proxy Statement, dated January 5, 1996, included as Exhibit A(3) of this Form U5S and is incorporated herein by reference.

(C)  Contracts and Transactions with System Companies:

                                                    Exhibit No. in Document
                                                   (Incorporated by Reference
                                                     as Indicated in Notes)
                                                   --------------------------

      Employment Agreement, dated September 17,
      1981, with Bernard J. Kennedy.                        10.4 (6)

      Eighth Extension to Employment Agreement
      with Bernard J. Kennedy, dated September 20, 1991.    10-SS (2)

      National Fuel Gas Company 1983 Incentive
      Stock Option Plan, as amended and restated
      through February 18, 1993.                            10.2 (5)

<PAGE 14>

Item 6.  OFFICERS AND DIRECTORS (Continued)

Part III.  Compensation of Directors and Executive Officers (Continued)

      National Fuel Gas Company 1984 Stock Plan,
      as amended and restated  through February 18, 1993.   10.3 (5)

      National Fuel Gas Company 1993 Award and
      Option Plan,  dated  February 18, 1993.               10.1 (5)

      Amendment to National  Fuel Gas Company 1993
      Award and Option Plan,  dated October 27, 1995.       10.8 (7)

      Change in Control Agreement, dated May 1, 1992,
      with Philip  C. Ackerman.                             10.4 (3)

      Change in  Control Agreement, dated May 1, 1992,
      with Richard Hare.                                    10.5 (3)

      Change in Control Agreement, dated May 1, 1992,
      with William J. Hill.                                 10.6 (3)

      Agreement, dated August 1, 1989, with Richard Hare.   10-Q (1)

      National Fuel Gas Company Deferred Compensation
      Plan, as amended and restated through May 1, 1994.    10-7 (6)

      Amendment to National Fuel Gas Company Deferred
      Compensation Plan, dated September 27, 1995.          10.9 (7)

      National Fuel Gas Company and Participating
      Subsidiaries Executive Retirement Plan as
      amended and restated through November 1, 1995.        10.10 (7)

      Executive Death Benefits Agreement, dated
      April 1, 1991, with William J. Hill.                  10.8 (3)

      Split Dollar Death Benefits  Agreement, dated
      April 1, 1991, with Richard Hare.                     10.9 (6)

      Amendment to Split Dollar Death Benefits
      Agreement, dated March 15, 1994, with Richard Hare.   10.5 (6)

      Split Dollar Death Benefits Agreement, dated
      April 1, 1991, with Philip C. Ackerman.               10.10 (6)

      Amendment to Split Dollar Death Benefits
      Agreement, dated March 15, 1994, with Philip C.
      Ackerman.                                             10.6 (6)

      Death Benefits Agreement, dated August 28,
      1991, with Bernard J. Kennedy.                        10-TT (2)

<PAGE 15>

Item 6.  OFFICERS AND DIRECTORS (Continued)

Part III.  Compensation of Directors and Executive Officers (Continued)

      Amendment to Death Benefit  Agreement of
      August 28, 1991,  with Bernard J. Kennedy,
      dated March 15, 1994.                                 10.11 (7)

      Summary of Annual at Risk Compensation
      Incentive Program.                                    10.10 (4)

      Excerpts of Minutes from the National Fuel
      Gas Company Board of Directors Meeting of
      December 5, 1991.                                     10-UU (2)



       (Notes)

       (1) Incorporated by reference from the Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1989 in File No. 1-3880.

       (2) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1991 in File
              No. 1-3880.

       (3) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1992 in File
              No. 1-3880.

       (4) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1993 in File
              No. 1-3880.

       (5) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for quarterly period ended March 31, 1993 in File No. 1-3880.

       (6) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1994 in File
              No. 1-3880.

       (7) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1995 in File
              No. 1-3880.

(D)    Indebtedness to System Companies:  None


<PAGE 16>


Item 6.  OFFICERS AND DIRECTORS (Concluded)

Part III.  Compensation of Directors and Executive Officers (Concluded)

(E)    Participation in Bonus and Profit-Sharing Arrangements and Other
       Benefits:

       The information required by this item appears under "Directors' Compensation," and "Executive Compensation," on Pages 6 to 7 and pages 8 to 21, respectively, of the National Fuel Gas Company Proxy Statement, dated January 5, 1996, included as exhibit A(3) to this Form U5S and incorporated herein by reference.

(F)    Rights to Indemnity:

       The information required by this item appears in Article II, Paragraph 8 of the National Fuel Gas Company By-Laws as amended through June 9, 1994. Such By-Laws are listed as Exhibit B(1)(iii) to this Form U5S and are incorporated herein by reference as indicated.

         The Company also purchases directors and officers liability insurance with a primary limit of $35 million and $40 million in excess coverage, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omissions and general liability insurance coverages which are applicable to all employees as insureds, including directors and officers.



<PAGE 17>


ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

                                                                                               Amount
                            Name of Recipient               Accounts Charged Per Books   Fiscal Year Ended
    Name of Company          or Beneficiary       Purpose     of Disbursing Company      September 30, 1995
    ---------------         -----------------     -------   --------------------------   ------------------

Tabulation showing expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of:

(1) Any political party, candidate for public office or holder of such office, or any committee or agent therefor:

Distribution Corporation           N/A            *FEDPAC    Misc. Income Deductions          $8,976

Distribution Corporation           N/A            *NYPAC     Misc. Income Deductions          $9,221

Distribution Corporation           N/A            *PAPAC     Misc. Income Deductions          $5,793

Supply Corporation                 N/A            *FEDPAC    Misc. Income Deductions          $4,833

Supply Corporation                 N/A            *NYPAC     Misc. Income Deductions          $4,481

Supply Corporation                 N/A            *PAPAC     Misc. Income Deductions          $3,704

* Company labor and expenses relating to administration of political action funds.

(2) Any citizens group or public relations counsel:

Distribution Corporation    Alliance for a New
                            New York               Civic     Operation Expense               $43,750

Distribution Corporation    Greater Buffalo
                            Partnership            Civic     Operation Expense               $31,923

Distribution Corporation    46 Beneficiaries       Civic     Operation Expense               $30,462

Supply Corporation           6 Beneficiaries       Civic     Operation Expense               $ 2,952

National Fuel Resources      3 Beneficiaries       Civic     Operation Expense               $ 1,435

Seneca Resources             2 Beneficiaries       Civic     Operation Expense               $   635

The information called for by instruction 2 to Item 7 was compiled, and memoranda from the applicable System Companies were received and are preserved by the Registrant.


<PAGE 18>


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Intercompany sales and services


    (1)  Salaries of officers of the Registrant



                                                NATIONAL FUEL GAS COMPANY
                                                -------------------------
                                               REPORT OF OFFICERS' SALARIES
                                               ----------------------------
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                                       --------------------------------------------

                            Distribution    Supply     Seneca                         Data-             Leidy
                   Parent      Corp.        Corp.     Resources    UCI     Highland   Track     NFR      Hub     Total
                   ------   ------------    ------    ---------    ---     --------   -----     ---     -----    -----

B. J. Kennedy     $73,983     $275,853     $418,611    $ 5,912    $3,940    $1,969    $3,941   $3,941       -   $788,150

P. C. Ackerman     18,281      109,684      193,775     36,560     3,656     3,656         -        -       -    365,612

T. E. Burns*          509        5,584        3,092        915        40        28         2       13       -     10,183

A. M. Cellino       2,427      123,948            -          -         -         -         -        -        -   126,375

R. M. DiValerio**   8,183            -      155,467          -         -         -         -        -       -    163,650

J. P. Pawlowski    10,144      112,991       58,206     19,964       776       603        53      138       -    202,875

G. T. Wehrlin      56,494       82,956       43,090     14,539       571       440        38      112    4,635   202,875




 * Retired effective November 1, 1994.
** Retired effective October 1, 1995




<PAGE 19>


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)


     (2)  Services rendered by Statutory Subsidiaries

                                                 DISTRIBUTION CORPORATION
                                                 ------------------------
                                        REPORT OF INTERCOMPANY SALES AND SERVICES
                                        -----------------------------------------
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                                       --------------------------------------------
                                                  (THOUSANDS OF DOLLARS)
                                                  ----------------------

                                                           Common Expenses
                            ----------------------------------------------------------------------------
                                                       Public
                                                      Relations   Materials                  Industrial
Receiving Company           Executive    Purchasing    Common     Management    Accounting   Engineering
-----------------           ---------    ----------   ---------   ----------    ----------   -----------
Supply Corporation          $  798          $225          $280       $493         $1,169          $224
Seneca Resources               274            15            11          -            111             -
UCI                             15             1             1          -              6             -
Highland                        19             1             1          -              7             -
Data-Track                       2             -             -          -              1             -
NFR                              5             -             -          -              2             -
                            ------          ----          ----       ----         ------          ----
                            $1,113          $242          $293       $493         $1,296          $224
                            ======          ====          ====       ====         ======          ====



                                                    Clearing Accounts and Direct Charges
                            ------------------------------------------------------------------------------------
                              Data                                                         Material,
                            Processing   Telecom-                 Risk       Operations &  Issues &       Gas
Receiving Company            - Other     munications   Land    Management    Construction  Transfers    Planning
-----------------           ----------   -----------   ----    ----------    ------------  ---------    --------
Supply Corporation          $1,325          $ 11       $215       $298           $607         $661       $  5
Seneca Resources               129             3         12          -              1            1          -
UCI                              -             -          -          -              -            -          -
Highland                         -             -          -          -              -            -          -
Data-Track                       -             -          -          -             42            6          -
NFR                              -             -          -          -              -            2          -
Leidy Hub                        -             -          -          -              -            -          -
Horizon                          -             -          -          -              -            -          -
                            ------          ----       ----       ----           ----         ----       ----
                            $1,454          $ 14       $227       $298           $650         $670       $  5
                            ======          ====       ====       ====           ====         ====       ====



                                    Clearing Accounts and Direct Charges Continued
                            ---------------------------------------------------------------
                                                                             Convenience or
                                      Facilities                              Accomodation
Receiving Company           Valuation Management   Accounting   Purchasing      Payments *
-----------------           --------- ----------   ----------   ----------   -------------
Supply Corporation             $2       $116          $  -         $  1          $7,680
Seneca Resources                -          -             -            -           1,464
UCI                             -          -             -            -           1,134
Highland                        -          -             -            -               5
Data-Track                      -          -             -            -              78
NFR                             -          -             7            -             132
Leidy Hub                       -          -             -            -               1
Horizon                         -          -             8            -               -
                               --       ----          ----         ----         -------
                               $2       $116          $ 15         $  1         $10,494
                               ==       ====          ====         ====         =======


* Analysis of Convenience or Accommodation Payments is presented on page 21.



<PAGE 20>














-------------------------------------------------------------------------
Public Affairs     Data          Human                         Government
Administration  Processing     Resources     Legal   Finance    Affairs
--------------  ----------     ---------     -----   -------   ----------
    $ 90           $441          $421         $ 2    $1,229       $ 92
       -              8           147           1       115          -
       -              -             9           -         6          -
       -              1            10           -         8          -
       -              -             1           -         1          -
       -              -             2           -         2          -
    ----           ----          ----         ---    ------       ----
    $ 90           $450          $590         $ 3    $1,361       $ 92
    ====           ====          ====         ===    ======       ====



--------------------------------------------------------------------------------------------------------------------------
Messenger                  Revenue                     Government    Gas    Materials   Energy  Training &
 Expense  Legal Executive Recovery Engineering Finance  Affairs    Control  Management Services Development Administration
--------- ----- --------- -------- ----------- ------- ----------  -------  ---------- -------- ----------- --------------
   $51     $ 2    $ 77      $ -       $20        $113     $53        $5        $40       $15        $45          $ -
     3      10      22        -         -          18       -         -          -         -          -            -
     -       -      20        -         -          43       -         -          -         -          -            -
     -       -       8        -         -           -       -         -          -         -          -            -
     -       -       -       17         -           -       -         -          -         -          -            -
     -       9       -        -         -          17       -         -          -         -          -            1
     -       -       9        -         -           -       -         -          -         -          -            -
     -       -       -        -         -           8       -         -          -         -          -            -
   ---     ---    ----      ---       ---        ----     ---       ---        ---       ---        ---          ---
   $54     $21    $136      $17       $20        $199     $53        $5        $40       $15        $45          $ 1
   ===     ===    ====      ===       ===        ====     ===       ===        ===       ===        ===          ===


          Total
    Services Rendered
by Statutory Subsidiaries
-------------------------
        $16,806
          2,345
          1,235
             60
            148
            179
             10
             16
        -------
        $20,799
        =======

<PAGE 21>

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I.  Intercompany sales and services (Continued)


        (2)  Services rendered by Statutory Subsidiaries (Continued)

                                             DISTRIBUTION CORPORATION
                                             ------------------------
                                 ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                                 -------------------------------------------------
                                   FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                                   --------------------------------------------
                                              (THOUSANDS OF DOLLARS)
                                              ----------------------

                                       Receiving Company
                     ---------------------------------------------------------------
                         Supply    Seneca                  Data-       Leidy
                     Corporation Resources  UCI   Highland Track  NFR   Hub   Total
                     ----------- ---------  ---   -------- -----  ---  -----  -----
Material               $  798     $    -   $    -    $-     $ -   $ 24   $-  $   822
Rents                     291         36        -     -       -      -    -      327
Transportation              8          -        -     -       1      -    -        9
Utilities                 279         17        7     -      28      -    -      331
Contractors &
 Outside Services         421         34       41     -       -      2    -      498
Equipment Purchases
 & Rentals                970         26      586     -      32     14    -    1,628
Employee Benefits         784        119       82     5       -      1    -      991
Office Expense            674         74       46     -       4      4    1      803
Dues & Subscriptions      360          -        -     -       -      -    -      360
Postage                    21          5        -     -      12      1    -       39
Other Insurance         1,054      1,129      354     -       -     80    -    2,617
Injuries and Damages        -          -       11     -       -      -    -       11
Advertising                 1          1        -     -       -      -    -        2
Environmental              11          -        -     -       -      -    -       11
Other                   2,008         23        7     -       1      6    -    2,045
                       ------     ------   ------    --     ---   ----   --  -------

                       $7,680     $1,464   $1,134    $5     $78   $132   $1  $10,494
                       ======     ======   ======    ==     ===   ====   ==  =======


<PAGE 22>


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I.  Intercompany sales and services (Continued)

        (2)  Services rendered by Statutory Subsidiaries (Continued)

                                                 SUPPLY CORPORATION
                                                 ------------------
                                     REPORT OF INTERCOMPANY SALES AND SERVICES
                                     -----------------------------------------
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                                    --------------------------------------------
                                               (THOUSANDS OF DOLLARS)
                                               ----------------------

                               Clearing Accounts and Direct Charges
                  --------------------------------------------------------------
                                Human                Operations &       Contract
Receiving Company Engineering Resources Land Geology Construction Legal  Admin.
----------------- ----------- --------- ---- ------- ------------ ----- --------

Distribution Corp.   $590       $165    $225   $ -      $2,202     $33    $40
Seneca Resources        1          -     137    15          81       -      -
UCI                     -          -       -     -           6       -      -
Highland                -          -       -     -           -       -      -
Data Track              -          -       -     -           -       -      -
NFR                     -          -       -     -           -       -      -
                     ----       ----    ----   ---      ------     ---    ---

                     $591       $165    $362   $15      $2,289     $33    $40
                     ====       ====    ====   ===      ======     ===    ===


                        Clearing Accounts and Direct Charges Continued
                   ------------------------------------------------------------
                                                                  Total Services
                   Material                       Convenience or   Rendered By
                   Issues &     Gas               Accommodation     Statutory
Receiving Company  Transfers  Control  Executive     Payments*     Subsidiaries
-----------------  ---------  -------  ---------  --------------  -------------

Distribution Corp.   $652      $795      $ 23         $5,313         $10,038
Seneca Resources       13         -         4            827           1,078
UCI                     -        57        69             40             172
Highland                -         -         3             39              42
Data Track              -         -         5              1               6
NFR                     -         -         1             16              17
                     ----      ----      ----         ------         -------

                     $665      $852      $105         $6,236         $11,353
                     ====      ====      ====         ======         =======



* Analysis of Convenience or Accommodation Payments is presented on page 23.



<PAGE 23>


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I.  Intercompany sales and services (Continued)

        (2)  Services rendered by Statutory Subsidiaries (Continued)

                                 SUPPLY CORPORATION
                                 ------------------
                  ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                  -------------------------------------------------
                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                     --------------------------------------------
                               (THOUSANDS OF DOLLARS)
                               ----------------------

                                        Receiving Company
                    ----------------------------------------------------------
                    Distribution   Seneca                        Data
                    Corporation   Resources  UCI  Highland  NFR  Track  Total
                    ------------  ---------  ---  --------  ---  -----  -----

Material               $  127       $  8     $ -    $ -     $ 6   $-    $  141
Rents                   3,023         54       -      -      10    -     3,087
Transportation              6          3       -      -       -    -         9
Utilities                  81         15       -      -       -    1        97
Contractors &
 Outside Services         310         48       -      -       -    -       358
Equipment Purchases
 & Rentals                787          4       -      -       -    -       791
Employee Benefits          47          3       -      -       -    -        50
Office Expense            304         16       -      -       -    -       320
Dues & Subscriptions       19          -       -      -       -    -        19
Aircraft Expense            -          -      (4)     -       -    -        (4)
Environmental               1         20       -      -       -    -        21
Other Insurance            60         18      40      -       -    -       118
Postage                     1          -       -      -       -    -         1
Production Clearing         -        555       -      -       -    -       555
Other                     547         83       4     39       -    -       673
                       ------       ----     ---    ---     ---   --    ------

                       $5,313       $827     $40    $39     $16   $1    $6,236
                       ======       ====     ===    ===     ===   ==    ======


<PAGE 24>


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)

                                  SENECA RESOURCES
                                  ----------------
                     REPORT OF INTERCOMPANY SALES AND SERVICES
                     -----------------------------------------
                   FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                   --------------------------------------------
                                (THOUSANDS OF DOLLARS)
                                ----------------------

                                         Convenience or          Total
                                         Accommodation    Services Rendered By
Receiving Company           Operations      Payments     Statutory Subsidiaries
-----------------           ----------   --------------  ----------------------

Distribution Corporation        $  3          $230               $233
Supply Corporation                 -            26                 26
Highland                           -           155                155
UCI                                -            39                 39
NFR                                9           160                169
Data-Track                         -             4                  4
                                ----          ----               ----

                                $ 12          $614               $626
                                ====          ====               ====




             ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
             -------------------------------------------------

                                       Receiving Company
                   ----------------------------------------------------------
                   Distribution   Supply                    Data
                   Corporation  Corporation Highland  NFR   Track  UCI  Total
                   ------------ ----------- --------  ---   -----  ---  -----

Employee Benefits     $  -          $20       $  -    $  4   $-    $ -  $ 24
Rent                     -            3          -      34    -      -    37
Office Expense           3            2          6       1    4      1    17
Contractors and
 Outside Services                     1         16       8    -      -    25
Other Insurance        113            -         35       -    -      -   148
Utilities                -            -          -       3    -      -     3
Other                   13            -         98     110    -     38   259
Equipment Purch.       101            -          -       -    -      -   101
                      ----          ---       ----    ----   --    ---  ----

                      $230          $26       $155    $160   $4    $39  $614
                      ====          ===       ====    ====   ==    ===  ====




<PAGE 25>


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)

                                  UCI
                                  ---
                REPORT OF INTERCOMPANY SALES AND SERVICES
                -----------------------------------------
              FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
              --------------------------------------------
                          (THOUSANDS OF DOLLARS)
                          ----------------------

                                   Construction
Receiving Company                    Services
-----------------                  ------------

Distribution Corporation              $  237

Supply Corporation                     3,390

Seneca Resources                         249

Highland                                  39
                                      ------

                                      $3,915
                                      ======


                               HIGHLAND
                               --------
               REPORT OF INTERCOMPANY SALES AND SERVICES
               -----------------------------------------
             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
             --------------------------------------------
                         (THOUSANDS OF DOLLARS)
                         ----------------------



                               Right-of-Way Clearing
Receiving Company                   and Logging
-----------------              ---------------------

Supply Corporation                     $  9

Seneca Resources                        154
                                       ----
                                       $163
                                       ====

<PAGE 26>


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I.  Intercompany sales and services (Concluded)

        (2)  Services rendered by Statutory Subsidiaries (Concluded)

                               DATA-TRACK
                               ----------
                REPORT OF INTERCOMPANY SALES AND SERVICES
                -----------------------------------------
               FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
               --------------------------------------------
                          (THOUSANDS OF DOLLARS)
                          ----------------------

                      Convenience
                           or                          Total Services
                      Accommodation   Collection        Rendered by
Receiving Company       Payments       Services    Statutory Subsidiaries
-----------------     -------------   ----------   ----------------------

Distribution
 Corporation               $3            $413               $416

Supply Corporation          2               -                  2
                           --            ----               ----

                           $5            $413               $418
                           ==            ====               ====


              ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
              -------------------------------------------------

                                         Receiving Company
                                 ---------------------------------
                                 Distribution    Supply
                                 Corporation   Corporation   Total
                                 ------------  -----------   -----
Utilities                             $3           $2         $5
                                      --           --         --

                                      $3           $2         $5
                                      ==           ==         ==

        (3)     Services rendered by Registrant

                No services were rendered for a charge by the Registrant to any of its subsidiaries during the fiscal year ended September 30, 1995.



<PAGE 27>


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Concluded)

Part II. Contracts to purchase services or goods between any System company and any affiliate at September 30, 1995:

         None

Part III. Employment of any person by any System company for the performance on a continuing basis of management services:

                                Description of Contract and         Annual
                Name                 Scope of Services           Consideration
           ---------------      ---------------------------      -------------

           Joseph Maljovec       Performs management and           $55,536
                                 consulting services for the
                                 Registrant's wholly-owned
                                 sawmill subsidiary, Highland
                                 Land & Minerals, Inc.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

         Not applicable.


<PAGE 28>


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

            NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                     INDEX TO FINANCIAL STATEMENTS
                         SEPTEMBER 30, 1995

                                                                         Page

Report of Independent Accountants                                         28

National Fuel Gas Company and Subsidiaries:
  Consolidated and Consolidating Balance Sheet at
   September 30, 1995, and Consolidated Balance
   Sheet at September 30, 1994                                          31 - 34

  Consolidated and Consolidating Statement of Income
   for the Fiscal Year Ended September 30, 1995, and
   Consolidated Statement of Income for the Fiscal
   Years Ended September 30, 1994 and 1993                              35 - 36

  Consolidated and Consolidating Statement of
   Earnings Reinvested in the Business for the
   Fiscal Year Ended September 30, 1995, and the
   Consolidated Statement of Earnings Reinvested
   in the Business for the Fiscal Years Ended
   September 30, 1994 and 1993                                          37 - 38

  Consolidated and Consolidating Statement of
   Cash Flows for the Fiscal Year Ended
   September 30, 1995, and the Consolidated
   Statement of Cash Flows for the Fiscal Years
   Ended September 30, 1994 and 1993                                    39 - 42

  Notes to Consolidated Financial Statements for
   Fiscal Years 1995, 1994 and 1993                                        *



* The Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1995, are incorporated herein by reference.



<PAGE 29>







                     REPORT OF INDEPENDENT ACCOUNTANTS






To the Board of Directors and
Shareholders of
National Fuel Gas Company

In our opinion, the consolidated financial statements listed in the index appearing under Item 10 on Page 28 present fairly, in all material respects, the financial position of National Fuel Gas Company and its subsidiaries at September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Notes A and G to the consolidated financial statements which are incorporated by reference on Page 28, the Company adopted the new accounting standards for postretirement benefits other than pensions, income taxes and other postemployment benefits in fiscal 1994.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on Pages 31 through 42 is presented for purposes of additional analysis rather than to present financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information on Pages 31 through 42 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.



PRICE WATERHOUSE LLP
Buffalo, New York
October 27, 1995


<PAGE 30>





















                   THIS PAGE LEFT BLANK INTENTIONALLY



<PAGE 31>

NATIONAL  FUEL  GAS  COMPANY  AND  SUBSIDIARIES
           CONSOLIDATING  BALANCE  SHEET
                 AT  SEPTEMBER  30,  1995
            ( THOUSANDS  OF  DOLLARS )


                                                       National     National                           Highland
                                            National   Fuel  Gas    Fuel  Gas    Seneca                 Land  &
                                            Fuel  Gas Distribution  Supply     Resources  Leidy Hub,  Minerals,
                                             Company  Corporation  Corporation Corporation    Inc.       Inc.
                                            --------- ------------ ----------- ----------- ---------- ----------
                 ASSETS

PROPERTY, PLANT & EQUIPMENT:

  Gas  Utilities                           $        0  $1,088,325    $678,642    $      0      $   0    $    0
  Non-Utilities                                   244          80          14     550,938          3     3,157
                                           ----------  ----------    --------    --------      -----    ------
                                                  244   1,088,405     678,656     550,938          3     3,157
Less:  Accumulated  Depreciation,
              Depletion  and  Amortization        113     265,641     215,010     190,828          3     1,170
                                           ----------  ----------    --------    --------      -----    ------
                                                  131     822,764     463,646     360,110          0     1,987
                                           ----------  ----------    --------    --------      -----    ------
CURRENT  ASSETS:
  Cash and Temporary Cash Investments           7,125       1,776         833       1,285         76        37
  Notes  Receivable - Intercompany            257,000           0      13,100           0          0     2,100
  Allowance  for  Uncollectible  Accounts           0      (4,734)          0        (124)         0         0
  Accounts  Receivable - Intercompany          12,428      10,418      12,290       1,255          0       240
  Accounts  Receivable                          8,374      53,287       7,497       6,119          1       433
  Unbilled  Utility  Revenue                        0      20,838           0           0          0         0
  Dividends  Receivable - Intercompany         14,355           0           0           0          0         0
  Materials  and  Supplies - at
    average  cost                                   0       8,301      14,016       1,547          0       529
  Gas  Stored  Underground                          0      25,589           0           0          0         0
  Prepayments                                     649      21,602       5,342       1,780          6       105
                                           ----------  ----------    --------    --------      -----    ------
                                              299,931     137,077      53,078      11,862         83     3,444
                                           ----------  ----------    --------    --------      -----    ------
OTHER  ASSETS:
  Recoverable Future Taxes                          0      88,778       5,275           0          0         0
  Unamortized Debt Expense                      4,941      17,412       4,623           0          0         0
  Other Regulatory Assets                           0      34,981       2,059           0          0         0
  Deferred  Charges                             2,579       1,388       5,443         450          2         0
  Investment  in  Associated  Companies       732,329           0          61           0          0         0
  Notes  of  Subsidiaries                     524,965           0           0           0          0         0
  Other                                         3,742       8,874       5,047         918        111         0
                                           ----------  ----------    --------    --------       ----    ------
                                            1,268,556     151,433      22,508       1,368        113         0
                                           ----------  ----------    --------    --------       ----    ------
                                           $1,568,618  $1,111,274    $539,232    $373,340       $196    $5,431
                                           ==========  ==========    ========    ========       ====    ======


See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1995, incorporated herein by reference.

<PAGE 32>

                                                                            Consolidated Balance Sheet
              Data-Track  National    Horizon                               National Fuel Gas Company
  Utility      Account      Fuel      Energy    Total Before  Eliminations      and Subsidiaries
Constructors, Services,  Resources, Development Eliminations  & Adjustments      September  30,
    Inc.         Inc.       Inc.       Inc.     & Adjustments   Dr  (Cr)        1995        1994
------------- ---------- ---------- ----------- ------------- ------------- ------------ -------------


     $    0        $  0     $    0      $    0    $1,766,967   $         0   $1,766,967  $1,679,066
        683         111         68          70       555,368             0      555,368     490,001
     ------        ----     ------      ------    ----------   -----------   ----------  ----------
        683         111         68          70     2,322,335             0    2,322,335   2,169,067

        370           3         15           0       673,153             0      673,153     623,517
     ------        ----     ------      ------    ----------   -----------   ----------  ----------
        313         108         53          70     1,649,182             0    1,649,182   1,545,550
     ------        ----     ------      ------    ----------   -----------   ----------  ----------

         77         120        749         632        12,710            47       12,757      29,016
        800         400      4,400           0       277,800      (277,800)           0           0
       (332)          0       (734)          0        (5,924)            0       (5,924)     (5,055)
         33          23         32           0        36,719       (36,719)           0           0
        302           0      3,944           0        79,957         1,900       81,857     100,549
          0           0          0           0        20,838             0       20,838      17,311
          0           0          0           0        14,355       (14,355)           0           0

         18           0          0           0        24,411           (37)      24,374      23,796
          0           0          0           0        25,589             0       25,589      31,900
        134           0        160           0        29,778           (25)      29,753      20,609
     ------        ----     ------      ------    ----------   -----------   ----------  ----------
      1,032         543      8,551         632       516,233      (326,989)     189,244     218,126
     ------        ----     ------      ------    ----------   -----------   ----------  ----------

          0           0          0           0        94,053             0       94,053      99,742
          0           0          0           0        26,976             0       26,976      28,396
          0           0          0           0        37,040             0       37,040      47,737
          0           3          8         712        10,585        (1,932)       8,653      15,797
          0           0          0           0       732,390      (732,390)           0           0
          0           0          0           0       524,965      (524,965)           0           0
      2,259           0      1,157           0        22,108        11,046       33,154      26,309
     ------        ----     ------      ------    ----------   -----------   ----------  ----------
      2,259           3      1,165         712     1,448,117    (1,248,241)     199,876     217,981
     ------        ----     ------      ------    ----------   -----------   ----------  ----------
     $3,604        $654     $9,769      $1,414    $3,613,532   $(1,575,230)  $2,038,302  $1,981,657
     ======        ====     ======      ======    ==========   ===========   ==========  ==========

<PAGE 33>

NATIONAL  FUEL  GAS  COMPANY  AND  SUBSIDIARIES
           CONSOLIDATING  BALANCE  SHEET
                  AT  SEPTEMBER  30,  1995
              ( THOUSANDS  OF  DOLLARS )
                                                       National      National                        Highland
                                            National   Fuel Gas      Fuel Gas    Seneca               Land &
                                            Fuel Gas  Distribution    Supply    Resources  Leidy Hub Minerals,
                                            Company   Corporation  Corporation Corporation   Inc.      Inc.
                                            --------  ------------ ----------- ----------- --------- ---------
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common  Stock, $1 Par  Value
   Authorized - 100,000,000  Shares;
   Issued  and  Outstanding - 37,434,363
   Shares  and  37,278,409 Shares,
   Respectively                           $   37,434  $        0    $      0    $      0    $    0    $    0
  Capital  Stock  of  Subsidiaries                 0      59,170      25,345         500         4         4
  Paid  in  Capital                          383,031     121,668      35,894     104,035     1,038       446
  Earnings Reinvested in the Business        380,123     204,935     145,679      10,691      (817)    4,437
                                          ----------  ----------    --------    --------    ------    ------
Total  Common  Stock  Equity                 800,588     385,773     206,918     115,226       225     4,887

  Long-Term Debt, Net of Current Portion     474,000           0           0           0         0         0
  Notes  Payable - Intercompany                    0     276,000     180,965      68,000         0         0
                                          ----------  ----------    --------    --------    ------    ------
Total  Capitalization                      1,274,588     661,773     387,883     183,226       225     4,887
                                          ----------  ----------    --------    --------    ------    ------
CURRENT  AND  ACCRUED  LIABILITIES:
  Notes  Payable  to  Banks  and
   Commercial  Paper                         147,600           0           0           0         0         0
  Notes  Payable - Intercompany               20,800     103,100      48,000     105,700       200         0
  Current  Portion  of  Long-Term  Debt       88,500           0           0           0         0         0
  Accounts  Payable                              145      37,927       8,162       8,078         0         5
  Amounts Payable to Customers                     0      50,541         460           0         0         0
  Accounts  Payable - Intercompany             9,959      13,465       8,886       1,901         4       358
  Dividends  Payable - Intercompany                0       8,392       5,528           0         0       200
  Other Accruals and Current Liabilities      25,366      18,148       9,855        (428)     (359)       (2)
                                          ----------  ----------    --------    --------    ------    ------
                                             292,370     231,573      80,891     115,251      (155)      561
                                          ----------  ----------    --------    --------    ------    ------
DEFERRED  CREDITS:
  Accumulated  Deferred  Income  Taxes          (460)    153,494      63,055      72,699       126       (27)
  Taxes Refundable to Customers                    0      22,479         601           0         0         0
  Unamortized  Investment  Tax  Credit             0      12,957         423           0         0         0
  Other  Deferred  Credits                     2,120      28,998       6,379       2,164         0        10
                                          ----------  ----------    --------    --------    ------    ------
                                               1,660     217,928      70,458      74,863       126       (17)
                                          ----------  ----------    --------    --------    ------    ------
                                          $1,568,618  $1,111,274    $539,232    $373,340    $  196    $5,431
                                          ==========  ==========    ========    ========    ======    ======


See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1995, incorporated herein by reference.


<PAGE 34>

                                                                              Consolidated  Balance  Sheet
              Data-Track National      Horizon                                National  Fuel  Gas  Company
  Utility      Account     Fuel        Energy     Total Before  Eliminations       and  Subsidiaries
Constructors, Services,  Resources, Development,  Eliminations  & Adjustments        September  30,
    Inc.         Inc.       Inc.        Inc.      & Adjustments    (Dr) Cr         1995        1994
------------- ---------  ---------- ------------  ------------- ------------- ------------- --------------





     $    0        $  0     $    0        $    0    $   37,434   $         0    $   37,434  $   37,278
          1           1         10             1        85,036       (85,036)            0           0
      5,759         499      3,490         1,000       656,860      (273,829)      383,031     379,156
     (1,626)        112      3,751          (163)      747,122      (366,999)      380,123     363,854
     ------        ----     ------        ------    ----------   -----------    ----------  ----------
      4,134         612      7,251           838     1,526,452      (725,864)      800,588     780,288

          0           0          0             0       474,000             0       474,000     462,500
          0           0          0             0       524,965      (524,965)            0           0
     ------        ----     ------        ------    ----------   -----------    ----------  ----------
      4,134         612      7,251           838     2,525,417    (1,250,829)    1,274,588   1,242,788
     ------        ----     ------        ------    ----------   -----------    ----------  ----------


          0           0          0             0       147,600             0       147,600     112,500
          0           0          0             0       277,800      (277,800)            0           0
          0           0          0             0        88,500             0        88,500      96,000
         50           8        860            25        55,260        (1,418)       53,842      68,293
          0           0          0             0        51,001             0        51,001      38,714
          0          11        850           639        36,073       (36,073)            0           0
        200           0         35             0        14,355       (14,355)            0           0
       (968)         27        479             0        52,118             0        52,118      59,742
     ------        ----     ------        ------    ----------   -----------    ----------  ----------
       (718)         46      2,224           664       722,707      (329,646)      393,061     375,249
     ------        ----     ------        ------    ----------   -----------    ----------  ----------

       (534)         (1)      (147)          (88)      288,117           646       288,763     273,560
          0           0          0             0        23,080             0        23,080      31,688
          0           0          0             0        13,380             0        13,380      14,057
        722          (3)       441             0        40,831         4,599        45,430      44,315
     ------        ----     ------        ------    ----------   -----------    ----------  ----------
        188          (4)       294           (88)      365,408         5,245       370,653     363,620
     ------        ----     ------        ------    ----------   -----------    ----------  ----------
     $3,604        $654     $9,769        $1,414    $3,613,532   $(1,575,230)   $2,038,302  $1,981,657
     ======        ====     ======        ======    ==========   ===========    ==========  ==========

<PAGE 35>

NATIONAL  FUEL  GAS  COMPANY  AND  SUBSIDIARIES
    CONSOLIDATING  STATEMENT  OF  INCOME
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
         ( THOUSANDS OF DOLLARS )


                                                              National       National                                     Highland
                                                National       Fuel  Gas      Fuel  Gas        Seneca                      Land  &
                                               Fuel  Gas     Distribution      Supply       Resources      Leidy Hub     Minerals,
                                                Company      Corporation    Corporation    Corporation        Inc.          Inc.
                                               ---------     ------------   -----------    -----------     ---------     ---------
OPERATING  REVENUES:
   Gas Sales                                    $      0       $743,996       $      0        $ 1,244         $   0        $    0
  Other  Operating  Revenues                           0         42,068        164,587         60,079             0         7,985
                                                --------       --------       --------        -------         -----        ------
                                                       0        786,064        164,587         61,323             0         7,985
                                                --------       --------       --------        -------         -----        ------
OPERATING  EXPENSE:
  Purchased  Gas                                       0        399,073              0          1,015             0             0
  Operation  Expense                               3,756        175,911         58,801         19,272           619         6,756
  Maintenance                                          0         17,723          7,986             10             0             0
  Property,  Franchise  &  Other  Taxes              619         79,530         10,596            790             0            88
  Depreciation,  Depletion  &  Amortization            6         30,052         19,320         21,511             0           207
  Income  Taxes - Net                                393         21,190         18,520          2,909          (187)          483
                                                --------       --------       --------        -------         -----        ------
                                                   4,774        723,479        115,223         45,507           432         7,534
                                                --------       --------       --------        -------         -----        ------
     Operating  Income  ( Loss )                  (4,774)        62,585         49,364         15,816          (432)          451
                                                --------       --------       --------        -------         -----        ------
OTHER  INCOME:
  Unremitted  Earnings  of  Subsidiaries          22,076              0              0              0             0             0
  Dividends  from  Subsidiaries                   53,495              0              0              0             0             0
  Interest-Intercompany                           54,090             74          1,282              0             0           147
  Other                                              494          1,268            250            174            97            49
                                                --------       --------       --------        -------         -----        ------
                                                 130,155          1,342          1,532            174            97           196
                                                --------       --------       --------        -------         -----        ------
     Income (Loss) Before Interest Charges       125,381         63,927         50,896         15,990          (335)          647
                                                --------       --------       --------        -------         -----        ------
INTEREST  CHARGES:
  Interest  on  Long-Term  Debt                   40,896              0              0              0             0             0
  Interest-Intercompany                            1,837         26,913         17,942          8,987            11             0
  Other  Interest                                  6,754          4,637          1,346            266             0             0
                                                --------       --------       --------        -------         -----        ------
                                                  49,487         31,550         19,288          9,253            11             0
                                                --------       --------       --------        -------         -----        ------
Income Before Cumulative Effect                   75,894         32,377         31,608          6,737          (346)          647

Cumulative Effect of Changes in
  Accounting                                           0              0              0              0             0             0
                                                --------       --------       --------        -------         -----        ------
 Net Income (Loss) Available for Common Stock   $ 75,894       $ 32,377       $ 31,608        $ 6,737         $(346)       $  647
                                                ========       ========       ========        =======         =====        ======

* Includes  revenues  from  affiliates  and  non-affiliates  of  $ 3,915  and  $ 3,528,  respectively.

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1995, incorporated herein by reference.


<PAGE 36>


                                                                                         Consolidated Statement of Income
                                                                                            National Fuel Gas Company
               Data-Track   National       Horizon                                              and  Subsidiaries
   Utility     Account       Fuel          Energy      Total Before    Eliminations &       For the Fiscal Year Ended
Constructors,  Services,   Resources,   Development,   Eliminations     Adjustments                September  30,
     Inc.        Inc.         Inc.          Inc.       & Adjustments      (Dr) Cr          1995           1994          1993
-------------  ----------  ----------   ------------   -------------   --------------  ------------   -----------   -----------
       $    0     $  0        $40,628          $   0     $  785,868       $    (17)    $   785,851    $   943,700    $   846,391
        7,443      412            239              0        282,813        (93,168)        189,645        197,624        173,991
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------
        7,443*     412         40,867              0      1,068,681        (93,185)        975,496      1,141,324      1,020,382
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------

            0        0         36,616              0        436,704         85,610         351,094        497,687        409,005
        8,388      382          1,802            250        275,937          9,151         266,786        260,411        258,918
            0        0              0              0         25,719              0          25,719         30,979         24,312
          130        2             82              0         91,837              0          91,837        103,788         95,393
          675        2              9              0         71,782              0          71,782         74,764         69,425
         (389)      21          1,026            (87)        43,879              0          43,879         47,792         41,046
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------
        8,804      407         39,535            163        945,858         94,761         851,097      1,015,421        898,099
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------
       (1,361)       5          1,332           (163)       122,823          1,576         124,399        125,903        122,283
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------

            0        0              0              0         22,076         22,076               0              0              0
            0        0              0              0         53,495         53,495               0              0              0
           29       24            282              0         55,928         55,928               0              0              0
        3,017        0             29              0          5,378              0           5,378          3,656          4,833
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------
        3,046       24            311              0        136,877        131,499           5,378          3,656          4,833
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------
        1,685       29          1,643           (163)       259,700       (129,923)        129,777        129,559        127,116
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------

            0        0              0              0         40,896              0          40,896         36,699         38,507
          237        0              0              0         55,927         55,927               0              0              0
            4        0             17              0         13,024             37          12,987         10,425         13,392
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------
          241        0             17              0        109,847         55,964          53,883         47,124         51,899
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------
        1,444       29          1,626           (163)       149,853        (73,959)         75,894         82,435         75,217

            0        0              0              0              0              0               0          3,237              0
       ------     ----        -------          -----     ----------       --------     -----------    -----------    -----------
       $1,444     $ 29        $ 1,626          $(163)    $  149,853       $(73,959)    $    75,894    $    85,672    $    75,217
       ======     ====        =======          =====     ==========       ========     ===========    ===========    ===========

               Earnings Per Common Share
               Income Before Cumulative Effect                                               $2.03          $2.23          $2.15
               Cumulative Effect of Changes in Accounting                                        0           0.09              0
                                                                                             -----          -----          -----
               Net Income Available for Common Stock                                         $2.03          $2.32          $2.15
                                                                                             =====          =====          =====

               Weighted Average Common Shares Outstanding                               37,396,875     37,046,249     34,938,722
                                                                                        ==========     ==========     ==========

<PAGE 37>

                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
   CONSOLIDATING  STATEMENT  OF  EARNINGS  REINVESTED  IN  THE  BUSINESS
                       FOR  THE  FISCAL  YEAR  ENDED  SEPTEMBER  30,  1995
                            ( THOUSANDS OF DOLLARS )

                                                    National      National                         Highland
                                         National  Fuel  Gas     Fuel Gas     Seneca               Land &
                                         Fuel  Gas Distribution   Supply    Resources   Leidy Hub Minerals,
                                         Company   Corporation  Corporation Corporation   Inc.      Inc.
                                         --------- ------------ ----------- ----------- --------- ---------
EARNINGS  REINVESTED  IN  THE  BUSINESS
Balance  at  Beginning  of  Year         $363,854    $205,226     $134,663    $ 5,004      $(471)   $3,990

Net  Income  ( Loss )  Available
     for  Common  Stock                    75,894      32,377       31,608      6,737       (346)      647

Dividends  on  Common  Stock
 ( 1995 - $1.60;  1994 - $1.56 ;
      1993 - $1.52  per  share )          (59,625)    (32,668)     (20,592)         0          0      (200)

Adjustment:
DD&A Adjustment (1)                             0           0            0    (1,050)          0         0
                                         --------    --------     --------    ------       -----    ------

Balance  at  End  of  Year               $380,123    $204,935     $145,679    $10,691      $(817)   $4,437
                                         ========    ========     ========    =======      =====    ======



                   At September 30, 1995
                   ---------------------
Intercompany  Eliminations:

Earnings  Reinvested  in  the  Business:
  Unremitted  Earnings  of  Subsidiaries
      Since  Acquisition                   $366,430
  Earnings  Reinvested  in  the  Business
      of  Subsidiaries  at  Acquisition       7,095
  Consolidating Adjustment                   (6,526)
                                           --------
                                           $366,999
                                           ========



Net Income available for Common Stock:
  Subsidiaries - Dividends  on
    Common  Stock                           $53,495
  Unremitted  Earnings  of  Subsidiaries     22,076
  Consolidating Adjustment                   (1,612)
                                            -------
                                            $73,959
                                            =======


See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1995, incorporated herein by reference.


<PAGE 38>

                                                                               Consolidated  Statement  of  Earnings
                                                                                   Reinvested  in  the  Business
              Data-Track National     Horizon                                      National  Fuel  Gas  Company
  Utility      Account     Fuel        Energy    Total Before   Eliminations             and  Subsidiaries
Constructors, Services,  Resources, Development, Eliminations   &  Adjustments For the Fiscal Year Ended September 30,
    Inc.        Inc.       Inc.         Inc.     &  Adjustments ( Dr )  Cr       1995         1994        1993
------------- ---------- ---------- ------------ -------------- -------------- -------    ----------   ---------
    $(3,070)     $ 83    $2,160        $   0      $711,439       $(347,585)    $363,854    $335,907     $314,334


      1,444        29     1,626         (163)      149,853         (73,959)      75,894      85,672       75,217



          0         0       (35)           0      (113,120)         53,495      (59,625)    (57,725)     (53,644)


          0         0         0            0        (1,050)          1,050            0           0            0
    -------      ----    ------        -----      --------       ---------     --------    --------     --------

    $(1,626)     $112    $3,751        $(163)     $747,122       $(366,999)    $380,123    $363,854     $335,907
    =======      ====    ======        =====      ========       =========     ========    ========     ========


                                   ANALYSIS OF INVESTMENTS IN ASSOCIATED COMPANIES AT SEPTEMBER 30, 1995

                                    Par or                     Earnings                  Total  Investment
                                 Stated  Value              Reinvested in   Unremitted    in Associated
                                      of           Paid     the  Business    Earnings        Companies
                                  Subsidiary        in           at           Since             at
                                    Stock         Capital    Acquisition   Acquisition        Equity
                                 -------------    -------   ------------- -------------  ----------------
Registrant:
  Distribution  Corporation          $59,170      $121,668        $4,636     $200,299      $385,773
  Supply  Corporation                 25,345        35,833         2,453      143,226       206,857
  Seneca Resources                       500       104,035             6       10,685       115,226
  Leidy Hub                                4         1,038             0         (817)          225
  Highland                                 4           446             0        4,437         4,887
  UCI                                      1         5,759             0       (1,626)        4,134
  Data-Track                               1           499             0          112           612
  NFR                                     10         3,490             0        3,751         7,251
  Horizon                                  1         1,000             0         (163)          838
  Consolidating  Adjustment                0             0             0        6,526         6,526
                                     -------      --------        ------     --------      --------
                                      85,036       273,768         7,095      366,430       732,329
             Supply  Corporation:
               Seneca Resources            0            61             0            0            61
                                     -------      --------        ------     --------      --------
                                     $85,036      $273,829        $7,095     $366,430      $732,390
                                     =======      ========        ======     ========      ========

(1) Reflects reclassification of prior years consolidating DD & A adjustment relating to the Company's exploration and production operations into Seneca
     Resource's retained earnings.


<PAGE 39>


NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
  CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
         ( THOUSANDS OF DOLLARS )

                                                              National     National                             Highland
                                                  National   Fuel  Gas     Fuel  Gas      Seneca                  Land &
                                                  Fuel Gas  Distribution    Supply      Resources   Leidy Hub,  Minerals,
                                                  Company   Corporation   Corporation  Corporation     Inc.        Inc.
                                                  --------  ------------  -----------  -----------  ----------  ---------
OPERATING  ACTIVITIES:
Net  Income (Loss) Available for Common Stock     $75,894    $ 32,377      $31,608       $ 6,737       $(346)     $647
Adjustments to Reconcile Net Income to Net Cash
 Provided  by  Operating  Activities
   Cumulative Effect of Changes in
    Accounting                                          0           0            0             0           0         0
   Depreciation, Depletion and Amortization             6      30,052       19,320        21,511           0       207
   Deferred  Income  Taxes                           (280)     (3,913)       5,809         7,999         168        17
   Other                                              835         663         (470)            0           0         0

  Change  in:
   Receivables and Unbilled Utility Revenue          (590)     10,311       (2,011)        3,565           5        17
   Accounts  Receivable - Intercompany              1,189       3,800        1,854            14           0       (59)
   Gas  Stored  Underground
    and  Material  and  Supplies                        0       6,331         (215)         (220)          0      (146)
   Unrecovered  Purchased  Gas  Costs                   0           0            0             0           0         0
   Prepayments                                       (424)     (7,189)      (1,522)          101           0       (26)
   Accounts  Payable                                  (66)     (3,624)        (286)      (10,898)          0       (11)
   Amounts  Payable  to  Customers                      0      32,199      (19,912)            0           0         0
   Accounts  Payable - Intercompany                 2,104      (6,111)      (3,543)        1,513           3        53
   Other Accruals and Current Liabilities          (1,228)     (7,705)        6,896         2,727       (407)     (505)
   Other  Assets  and  Liabilities - Net           (5,205)     18,540       (4,828)         (168)        553         7
                                                  -------    --------      -------       -------       -----      ----
   Net Cash Provided by ( Used  in ) Operating
    Activities                                    $72,235    $105,731      $32,700       $32,881       $ (24)     $201
                                                  =======    ========      =======       =======       =====      ====

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1995, incorporated herein by reference.

(Consolidating Statement of Cash Flows continues on pages 41 and 42.)

<PAGE 40>


                                                                                    Consolidated Statement of Cash Flows
                                                                                          National Fuel Gas Company
                Data-Track  National       Horizon                                             and Subsidiaries
    Utility      Account       Fuel         Energy    Total Before                        For the Fiscal Year Ended
 Constructors,  Services,   Resources,  Development,  Eliminations   Eliminations             September 30,
     Inc.          Inc.        Inc.          Inc.     & Adjustments  & Adjustments     1995        1994        1993
 -------------  ----------  ----------  ------------  -------------  -------------  ----------  ----------  ----------
     $1,444         $29      $1,626        $(163)       $149,853       $(73,959)     $ 75,894    $ 85,672    $ 75,217



          0           0           0            0               0              0             0      (3,237)          0
        675           2           9            0          71,782              0        71,782      74,764      69,425
       (742)         (1)       (517)         (88)          8,452              0         8,452       4,853      16,919
     (2,555)          0         328            0          (1,199)         1,474           275       5,780       5,574


      4,294           0         443            0          16,034              0        16,034         863     (21,531)
        606          28         509            0           7,941         (7,941)            0           0           0

        (17)          0           0            0           5,733              0         5,733     (15,539)      7,156
          0           0           0            0               0              0             0      20,772      (7,739)
        (57)          1         (28)           0          (9,144)             0        (9,144)     (3,017)     (1,489)
     (1,326)         (1)        325           25         (15,862)         1,411       (14,451)     23,774      (2,579)
          0           0           0            0          12,287              0        12,287      (2,062)    (18,808)
        (32)        (10)        220          639          (5,164)         5,164             0           0           0
       (576)         26        (533)           0          (1,305)             0        (1,305)      3,072      15,249


        238          (2)       (322)        (711)          8,102           (199)        7,903       3,534     (13,691)
     ------         ---      ------        -----        --------       --------      --------    --------    --------
     $1,952         $72      $2,060        $(298)       $247,510       $(74,050)     $173,460    $199,229    $123,703
     ======         ===      ======        =====        ========       ========      ========    ========    ========


<PAGE 41>


NATIONAL  FUEL  GAS  COMPANY  AND  SUBSIDIARIES
  CONSOLIDATING  STATEMENT  OF  CASH  FLOWS (CONCLUDED)
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
         ( THOUSANDS OF DOLLARS )

                                                        National     National                             Highland
                                            National   Fuel  Gas     Fuel  Gas      Seneca                 Land &
                                           Fuel  Gas  Distribution    Supply      Resources   Leidy Hub,  Minerals,
                                            Company   Corporation   Corporation  Corporation     Inc.        Inc.
                                           ---------  ------------  -----------  -----------  ----------  ---------
INVESTING  ACTIVITIES:
Capital Expenditures                       $      0    $(64,844)   $(38,677)      $(78,085)       $  0      $(347)
Capital  Contribution                             0           0           0              0           0          0
Investment  in  Associated  Companies       (22,876)          0           0              0           0          0
Other                                             0           0           0          4,045           0          0
                                           --------    --------    --------       --------        ----      -----
Net Cash Provided by ( Used in )
 Investing  Activities                      (22,876)    (64,844)    (38,677)       (74,040)          0       (347)
                                           --------    --------    --------       --------        ----      -----

FINANCING  ACTIVITIES:
Change in Notes Payable to Banks
 and  Commercial  Paper                      35,100           0           0              0           0          0
Change  in  Notes  Payable - Intercompany   (21,800)    (22,500)     (1,900)        40,700           0          0
Change  in  Notes  and  Dividends
  Receivable - Intercompany                 (11,507)          0      24,600              0           0          0
Proceeds from Issuance of Long - Term Debt  100,000           0           0              0           0          0
Reduction of Long - Term Debt               (96,000)          0           0              0           0          0
Proceeds from Issuance of Common Stock        4,029           0           0              0           0          0
Dividends  Paid on  Common  Stock           (59,194)    (31,744)    (19,444)             0           0          0
                                           --------    --------    --------       --------        ----      -----
Net Cash Provided by ( Used in )
 Financing  Activities                      (49,372)    (54,244)      3,256         40,700           0          0
                                           --------    --------    --------       --------        ----      -----
Net Increase ( Decrease ) in Cash and
 Temporary Cash Investments                     (13)    (13,357)     (2,721)          (459)        (24)      (146)

Cash and Temporary Cash Investments at
 Beginning of Year                            7,138      15,133       3,554          1,744         100        183
                                           --------    --------    --------       --------        ----      -----
Cash and Temporary Cash Investments at
 End of Year                               $  7,125    $  1,776    $    833       $  1,285        $ 76      $  37
                                           ========    ========    ========       ========        ====      =====

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1995, incorporated herein by reference.


<PAGE 42>


                                                                             Consolidated Statement of Cash Flows
                                                                                  National Fuel Gas Company
              Data-Track National     Horizon                                          and Subsidiaries
  Utility      Account      Fuel       Energy    Total Before                      For the Fiscal Year Ended
Constructors, Services,  Resources, Development, Eliminations  Eliminations            September 30,
    Inc.         Inc.       Inc.        Inc.     & Adjustments & Adjustments    1995        1994        1993
------------- ---------- ---------- ------------ ------------- ------------- ----------  ----------- -----------

    $  (727)      $(26)   $   (50)      $  (70)    $(182,826)     $     0    $(182,826)  $(135,084)  $(131,926)
          0          0          0        1,000         1,000       (1,000)           0           0           0
          0          0          0            0       (22,876)      22,876            0           0           0
      6,855          0       (254)           0        10,646            0       10,646       3,586         225
    -------       ----    -------       ------     ---------       ------    ---------   ---------   ---------

      6,128        (26)      (304)         930      (194,056)      21,876     (172,180)   (131,498)   (131,701)
    -------       ----    -------       ------     ---------       ------    ---------   ---------   ---------


          0          0          0            0        35,100            0       35,100     (84,300)    (30,200)
     (7,300)         0          0            0       (12,800)      12,800            0           0           0

       (800)         0     (2,000)           0        10,293      (10,293)           0           0           0
          0          0          0            0       100,000            0      100,000     100,000     129,000
          0          0          0            0       (96,000)           0      (96,000)    (19,917)   (180,083)
          0          0          0            0         4,029       (1,474)       2,555       9,064      78,822
          0          0          0            0      (110,382)      51,188      (59,194)    (57,157)    (52,224)
    -------       ----    -------       ------     ---------       ------    ---------   ---------   ---------


     (8,100)         0     (2,000)           0       (69,760)      52,221      (17,539)    (52,310)    (54,685)
    -------       ----    -------       ------     ---------       ------    ---------   ---------   ---------

        (20)        46       (244)         632       (16,306)          47      (16,259)     15,421     (62,683)


         97         74        993            0        29,016            0       29,016      13,595      76,278
    -------       ----    -------       ------     ---------       ------    ---------   ---------   ---------

    $    77       $120    $   749       $  632     $  12,710      $    47    $  12,757   $  29,016   $  13,595
    =======       ====    =======       ======     =========      =======    =========   =========   =========



<PAGE 43>


EXHIBITS

   A.    *(1) Annual Report on Form 10-K for fiscal year ended September 30,
              1995 filed December 20, 1995 (File No. 1-3880).

          (2) National Fuel Gas Company 1995 Annual Report to Shareholders (paper copy submitted under cover of Form SE).

         *(3) National Fuel Gas Company Proxy Statement, dated January 5, 1996, filed January 4, 1996 (File No. 1-03880)

   B.    Articles of Incorporation, By-Laws and Partnership Agreements

         (1)      National Fuel Gas Company

                    *i Restated Certificate of Incorporation of National Fuel Gas Company, dated March 15, 1985 (Exhibit 10-00, Form 10-K for fiscal year ended September 30, 1991 in File No.
                          1-3880)

                   *ii Certificate of Amendment of Restated Certificate of Incorporation, dated March 17, 1992 (Exhibit EX-3(a), Form 10-K for fiscal year ended September 30, 1992 in File No. 1-3880)

                  *iii National Fuel Gas Company By-Laws as amended through June 9, 1994. (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1994 in File No. 1-3880)

                   *iv Certificate of Amendment of Restated Certificate of Incorporation of National Fuel Gas Company, dated March 9, 1987 (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

                    *v Certificate of Amendment of Restated Certificate of Incorporation of National Fuel Gas Company, dated
                          February 22, 1988 (Exhibit 3.2, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

         (2)      National Fuel Gas Distribution Corporation

                    *i By-Laws, as amended (Exhibit 2(i), designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

                   *ii Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation, dated May 9, 1988 (Exhibit B-1 in File No. 70-7478)

         (3)      National Fuel Gas Supply Corporation

                    *i By-Laws, as amended (Exhibit (3) i, Form U5S for fiscal year ended September 30, 1989)

                   *ii    Articles  of   Incorporation  of  United  Natural  Gas
                          Company, dated February 1, 1886 (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984)


*  Incorporated herein by reference as indicated.


<PAGE 44>


EXHIBITS (Continued)

                  *iii Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984)

                   *iv Joint Agreement and Plan of Merger, dated June 18, 1974. (Exhibit (3) iv, Form U5S for fiscal year ended September 30, 1987)

                    *v Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel Gas Supply Corporation dated April 1, 1994. (Exhibit (3)v, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

         (4)      Leidy Hub, Inc. (Formerly Enerop Corporation)

                    *i    By-Laws (Exhibit A-15, File No. 70-7478)

                   *ii Restated Articles of Incorporation of Enerop Corporation dated April 13, 1988 (Exhibit B-4 in File No. 70-7478)

                  *iii Action by Board of Directors to amend the By-Laws dated October 10, 1993 including a Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993 (Exhibit (4)iii, designated as Exhibit EX-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1993)

                   *iv Partnership Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated September 1, 1994. (Exhibit
                          (4)iv, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1994)

                     v Ellisburg-Leidy Northeast Hub Company Admission Agreement dated June 12, 1995. (designated as Exhibit EX-99-1 for EDGAR purposes)

                    vi Letter Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated June 12, 1995. (designated as Exhibit EX-99-2 for EDGAR purposes)

                   vii Consent and waiver by Leidy Hub, Inc. dated June 12, 1995. (designated as Exhibit EX-99-3 for EDGAR purposes)

                 *viii Pre-Purchase Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated June 12, 1995. (Exhibit A-6 designated as EX-2 for EDGAR purposes, Form U-1 filed July 10, 1995 in File No. 70-8655)

         (5)      Seneca Resources Corporation

                    *i By-Laws, as amended (Exhibit (5) i, Form U5S for fiscal year ended September 30, 1989)



*  Incorporated herein by reference as indicated.


<PAGE 45>


EXHIBITS (Continued)

                   *ii Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal year ended September 30, 1984)

                  *iii    Secretary's Certificate dated January 4, 1918 (Exhibit
                          (5)iii,  Form U5S for fiscal year ended  September 30,
                          1984)

                   *iv    Articles of  Amendment,  dated March 30, 1955 (Exhibit
                          (5)iv,  Form U5S for fiscal year ended  September  30,
                          1984)

                    *v Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation, January 29, 1976 (Exhibit (5)v, Form U5S for fiscal year ended September 30, 1984)

                   *vi Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire Exploration, Inc. dated April 29, 1994. (Exhibit (5)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

         *(6) Limited Partnership Agreement dated November 28, 1983, between Empire Exploration, Inc. (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit (8), Form U5S for fiscal year ended September 30,
                  1984)

         *(7) Empire 1983 Drilling Program, Limited Partnership Agreement, dated November 28, 1983, between Empire Exploration, Inc., (now Seneca Resources Corporation) as general partner and those parties collectively called limited partners. (Exhibit
                  (9), Form U5S for fiscal year ended September 30, 1984)

         *(8) Empire 1983 Joint Venture Agreement dated December 6, 1983 between Empire Exploration, Inc. (now Seneca Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984)

          (9)     Highland Land & Minerals, Inc.

                   *i    Certificate  of  Incorporation,  dated  August 19, 1982
                         (Exhibit   (11)i,   Form  U5S  for  fiscal  year  ended
                         September 30, 1985)

                  *ii By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987)

         (10)     Utility Constructors, Inc.

                   *i Articles of Incorporation, dated December 23, 1986, and certificate of amendment dated December 31, 1986. (Exhibit (12)i, Form U5S for fiscal year ended September 30, 1987)

                  *ii By-Laws (Exhibit (12) ii, Form U5S for fiscal year ended September 30, 1987)



*  Incorporated herein by reference as indicated.



<PAGE 46>


EXHIBITS (Continued)

         (11)     Data-Track Account Services, Inc.

                   *i Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512)

                  *ii    By-Laws (Exhibit A-2, File No. 70-7512)

         (12)     National Fuel Resources, Inc.

                   *i Articles of Incorporation, dated January 9, 1991. (Exhibit (14)i; designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30,
                         1992)

                  *ii By-Laws (Exhibit (14)ii; designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992)

         (13)     Horizon Energy Development, Inc.

                    i Certificate of Incorporation. Designated as Exhibit EX-3(a) for EDGAR purposes.

                   ii By-Laws. Designated as Exhibit EX-3(b) for EDGAR purposes.

                  iii Partnership agreement of Sceptre Power Company, dated September 15, 1995. Designated as Exhibit EX-99-4 for EDGAR purposes. [Portions of the agreement are subject to a request for confidential treatment under Rule 104(b).]

   C.    Indentures

         * Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 2(b) in File No. 2-51796)

         * Ninth Supplemental Indenture dated as of January 1, 1990, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit EX-4.4,
             Form 10-K for fiscal year ended September 30, 1992 in File No. 1-3880)

         * Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992, in File No. 1-3880)


*  Incorporated herein by reference as indicated.

<PAGE 47>


EXHIBITS (Concluded)

         * Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a) (14) in File No. 33-49401)

         * Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880)

   D. Tax Allocation Agreement pursuant to Rule 45(c). (Designated as EX-99-5 for EDGAR purposes.)

   E.    *   Filing pursuant to Rule 48(b)  (Exhibit (E) Form U5S for fiscal year ended September 30, 1991)

   F.     Schedules of Supporting Items of this Report - None.

   G. Financial Data Schedules. (Designated as Exhibits EX-27-1 and EX-27-2 for EDGAR purposes.)

   H.     Not applicable.

   I.     Not applicable.



*  Incorporated herein by reference as indicated.


<PAGE 48>


                              S I G N A T U R E


         The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                                        NATIONAL FUEL GAS COMPANY





                                        By: /s/ Joseph P. Pawlowski
                                           ---------------------------------
                                            Joseph P. Pawlowski, Treasurer
                                            and Principal Accounting Officer

Date:  January 29, 1996
       ----------------

<PAGE 49>

                          Exhibit Index
                          -------------

EX-3(a)     Certificate of Incorporation

EX-3(b)     By-Laws

EX-27-1 Financial Data Schedule of National Fuel Gas Company for period ending September 30, 1995

EX-27-2 Financial Data Schedule of National Fuel Gas Distribution Corporation for period ending September 30, 1995

EX-99-1 Ellisburg-Leidy Hortheast Hub Company Admission Agreement dated June 12, 1995

EX-99-2 Letter Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated June 12, 1995

EX-99-3     Consent and waiver by Leidy Hub, Inc. dated June 12, 1995

EX-99-4     Partnership agreement of Sceptre Power Company dated September 15,
            1995

EX-99-5     Tax Allocation Agreement pursuant to Rule 45(c)